Exhibit 99.1

Sunworks Announces Preliminary Third Quarter Financial Results

Company ends September with a backlog of $51 million;

Builds inventory levels to satisfy backlog and proactively address supply chain issues

PROVO, UT October 21, 2021 - Sunworks, Inc. (Nasdaq: SUNW), a provider of solar power and battery storage solutions for agriculture, commercial, industrial, public works, and residential markets, today announced certain preliminary operating results for the third quarter ended September 30, 2021.

Based on the preliminary unaudited results for the third quarter of 2021, third quarter revenues are estimated to be between approximately $29.5 million and $31.5 million, gross margin will be between approximately 44% and 46% and net loss will be between approximately $6.4 million and $7.2 million, subject to quarter-end closing adjustments. The largest contributor impacting the net loss for the third quarter of 2021 are $3.1 million in non-cash charges for amortization of intangibles related to the Solcius LLC acquisition and stock-based compensation expense.

The Company’s cash balance as of September 30, 2021 was approximately $11 million and its backlog was $51 million, which positions the company to fulfill its near-term and long-term growth initiatives and strategic plans.

“Our backlog is healthy and demand for solar systems and battery storage solutions remains robust across all of our end-markets,” commented Gaylon Morris, Sunworks’ Chief Executive Officer. “Earlier this year, we made the strategic and proactive decision to begin securing additional panels and inverters, building our inventory reserves, to help us proactively address potential supply chain issues. This prudent decision has positioned us well to satisfy our growing backlog as we continue to take care of our customers despite challenges that some of our competitors are facing.”

About Sunworks, Inc.

Sunworks, Inc. (NASDAQ:SUNW) is a premier provider of high performance solar power systems. Sunworks is committed to quality business practices that exceed industry standards and uphold its ideals of ethics and safety. Sunworks continues to grow its presence, expanding nationally with regional and local offices. The company strives to consistently deliver high quality, performance-oriented solutions for customers in a wide range of industries including agricultural, commercial and industrial, federal, public works, and residential. Sunworks’ diverse, seasoned workforce includes distinguished veterans who bring a sense of pride, discipline, and professionalism to their interaction with customers. Sunworks is a member of the Solar Energy Industries Association (SEIA) and is a proud advocate for the advancement of solar power. For more information, visit www.sunworksusa.com

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding the Company’s future revenue, operating income, demand for solar power systems, and Sunworks’ ability to continue to satisfy backlog. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based largely on the expectations of the company and are subject to a number of risks and uncertainties. These risks include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive, regulatory, environmental and other factors affecting Sunworks and its operations, markets and products; the impact of COVID-19 and the related federal, state and local restrictions on Sunworks’ operations and workforce, the impact of COVID-19 and such restrictions on Sunworks’ customers, and the impact of COVID-19 on Sunworks’ supply chain and availability of shipping and distribution; the availability of government support and incentives; the prospects for sales, lower revenues, failure to earn profit, higher costs than expected, potential operating losses, ownership dilution, inability to repay debt, the inability to complete projects within anticipated timeframes and costs, the inability to improve efficiency or complete strategic investments, the impact of tariffs imposed by governmental bodies, the impact on the national and local economies resulting from terrorist actions; and other factors detailed in reports filed by Sunworks. You should also review the risks described in “Risk Factors” in Part I, Item 1A of Sunworks, Inc.’s Annual Report on Form 10-K and in the other reports and documents Sunworks files with the Securities and Exchange Commission from time to time.

Any forward-looking statement made by Sunworks in this press release is based only on information currently available to Sunworks and reflects only as of the date on which it is made. Sunworks undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Preliminary Financial Data

The preliminary financial information included in this press release is subject to completion of Sunworks’ quarter-end close procedures and further financial review. Sunworks has provided estimates because these results are preliminary and subject to change. Actual results may differ from these estimates as a result of the completion of the company’s quarter-end closing procedures, review adjustments and other developments that may arise between now and the time such financial information for the period is finalized. As a result, these estimates are preliminary, may change and constitute forward-looking information that are subject to risks and uncertainties. These preliminary estimates should not be viewed as a substitute for full consolidated financial statements prepared in accordance with United States generally accepted accounting principles, and they should not be viewed as indicative of the company’s results for any future period. Sunworks’ independent registered public accounting firm has not audited, reviewed, compiled, or performed any procedures with respect to these estimated financial results and, accordingly, does not express an opinion or any other form of assurance with respect to these preliminary estimates.

Investor Relations Contact:

Rob Fink

FNK IR

646.809.4048

rob@fnkir.com